Exhibit 23.2

Consent Of Independent Registered Public Accounting Firm

We consent to the use in the Registration Statement on Form S-8 (for the registration of 2,500,000 shares of common stock) of OCZ Technology Group, Inc. of our report dated May 20, 2010 on the February 28, 2010 consolidated financial statements appearing in the Annual Report on Form 10-K of OCZ Technology Group, Inc. for the year ended February 28, 2010.

/s/ Crowe Horwath LLP
Sherman Oaks, California

December 21, 2010